Exhibit 10.20

December 21, 2009

Mr. Geoffrey Loui

1177 Bishop Street

Honolulu, HI 96813

Dear Geoffrey:

You and Hawaiian Telcom Communications, Inc. (the “Company”) signed an employment agreement dated July 25, 2008 (the “Employment Agreement”).  In order to provide clarity regarding the parties’ intent, you and the Company have agreed to modify the Employment Agreement as set forth herein. We note in particular that although we believe the current Good Reason provisions in Sections 1(j) and 1(k) of the Employment Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, out of an abundance of caution we have agreed to modify those provisions.  Except as otherwise amended in this letter agreement, the Employment Agreement remains in full force and effect.

1.     Section 1(h) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(h)     “Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness, which determination is made by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).  Notwithstanding the foregoing, a Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth month of such absence and in no event shall Executive be determined to be Disabled unless such physician determines that such illness can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.     Sections 1(j) and 1(k) of the Employment Agreement are hereby amended and restated in their entirety as follows:

(j)    The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:

1.     a material diminution in Executive’s or the Chief Executive Officer’s authority, duties or responsibilities;

2.     the Company’s material breach of this Agreement (including, without limitation, the Company’s material failure to provide payments or benefits required under this Agreement); or

3.     the relocation of the Executive’s principal office, without his consent, to a location that is in excess of 100 miles from Honolulu, Hawaii.

(k)   The Executive may not resign his employment for Good Reason unless:

1.     the Executive provides the Company with at least 30 days prior notice of his intent to resign for Good Reason (such notice to be provided to the Company within 90 days of the initial act of omission claimed to give rise to Good Reason); and

2.     the Company does not remedy the alleged violation(s) within the 30-day notice period.

3.     Section 5 of the Employment Agreement is hereby amended and restated in its entirety as follows:

5.             Severance Payments.

(a)           Termination for Cause or resignation without Good Reason.  If the Executive’s employment shall terminate pursuant to sections 4(a)(iii) for Cause, or Section 4(a)(vi) without Good Reason, the Executive shall not be entitled to any severance payment.

(b)           Termination upon death or Disability.  If the Executive’s employment shall terminate pursuant to Sections 4(a)(i) due to the Executive’s death, or pursuant to Section 4(a)(ii) due to the Executive’s Disability, the Company shall pay to the Executive (or the Executive’s estate):

(i)            within 30 days following the date of death or Disability, as applicable, and otherwise in separate and distinct equal installment payments in accordance with the Company’s regular payroll practice at the time of Executive’s death or Disability, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment for a period of six months following the date of death or Disability, as applicable; and

(ii)           a prorated amount of the Executive’s annual bonus based on the Company’s year-to-date performance through the date of death or Disability, as applicable, in relation to the performance targets set forth in the Bonus Plan (such amount to be determined in good faith by the Compensation Committee and paid in the calendar year following the calendar year in which the death or Disability occurs at such time as bonuses are paid to other executive officers who participate in the Bonus Plan).

(c)           Termination without Cause or Resignation for Good Reason.

(1)           If the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv) or for Good Reason pursuant to Section 4(a)(v) (and such termination constitutes a “separation from service” as defined in Treasury Regulation 1.409A-1(h) (“Separation”)), the Company shall:

(i)            Continue to pay, in separate and distinct equal installment payments in accordance with normal payroll practices at the time of the Separation, the Executive’s Annual Base Salary for the period beginning on the date of Separation and ending on the earliest to occur of (a) the twelve month anniversary of the date of Separation, (b) the first date the Executive violates any covenant contained in Section 6, (c) the fifth (5th) day following the date of Separation in the event the Company has not received by that date the Executive’s executed general waiver and release of claims in the Company’s customary form and voluntary waiver of any review period, (d) the first date of the Executive’s revocation of the general waiver and release, or (e) the first date of the Executive’s employment or consultancy (whether as an employee, independent contractor, or otherwise) with another company based on more than twenty (20) hours per week (and the Executive hereby agrees to inform the Company immediately upon his becoming such an employee or consultant with another company); and

(ii)           Continued coverage (at the Company’s expense), for the period set forth in clause (i) above, for the Executive and any dependents under the Company group health benefit plan in which the Executive and any dependents were entitled to participate immediately prior to the date of Separation, excluding Exec-U-Care or similar supplemental coverage policies for senior executives; and

(iii)          Pay you a pro-rated bonus for the year of Separation, which except for the pro-ration shall be pursuant to the terms and conditions set forth in the Bonus Plan and shall be paid in the calendar year following the calendar year in which the Separation occurs at such time as bonuses are paid to other executive officers who participate therein; and

(2)           This Section 5(c)(2) shall apply only to the extent that any payment under this Agreement constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and not to payments that are exempt from Section 409A of the Code (due to, for example, application of the short term deferral rule or separation pay exceptions).  To the extent any such payment of any amount constitutes “nonqualified deferred compensation” and the Executive is deemed on the date of termination to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B), any amounts to which Executive is entitled under this Section 5 that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of the Executive’s Separation and (ii) the date of the Executive’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent such delay is required under Section 409A of the Code.  Any lump sum payment of delayed payments under this Section 5(c)(2) shall be paid with interest to reflect the period of delay, with such interest to accrue at the prime rate in effect at Citibank, N.A. at the time of the Separation.  Any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether the Executive is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of Separation shall made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

In the event the Company modifies the terms of the severance benefits applicable to Senior Vice Presidents of the Company, the severance benefits described in this Section 5 will be modified on a consistent basis

(d)           Survival. The termination of employment hereunder shall not impair the rights or obligations of any party that accrued prior to such termination.

This amendment to the Employment Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This letter agreement shall be governed and construed under the internal laws of the State of Hawaii and may be executed in several counterparts.

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Very truly yours,

/s/ William Chung
William Chung
VP — Human Resources & Labor Relations
December 23, 2009

Agreed and Accepted:

/s/ Geoffrey Loui
Geoffrey Loui
December 23, 2009